Exhibit 99.1

FOR IMMEDIATE RELEASE	October 1 , 2015

Offices

Headquarters

Springfield, VA

Inside the U.S.

Aiea, HI

Atlanta, GA

Boise, ID

Chandler, AZ

Charleston, SC

Columbia, MD

Denver, CO

Dulles, VA

El Paso, TX

Germantown, MD

Hampton, VA

Oceanside, CA

Richardson, TX

San Antonio, TX

South Easton, MA

Outside the U.S.

Baghdad, Iraq

Kabul, Afghanistan

Clark, Philippines

Milton Keynes, UK

Misawa Air Base, Japan

VERSAR, INC. CLOSES ACQUISITION OF JOHNSON CONTROLS SECURITY

SYSTEMS

Springfield, VA – October 1, 2015, – Versar, Inc. (NYSE MKT: VSR) announced today that it has completed the acquisition of Johnson Controls’ specialized federal security integration business, formerly known as Johnson Controls Security Systems (JCSS). JCSS is a security systems integrator serving Federal clients by designing, installing and supporting complex physical security, network security, and facilities management systems. The purchase price of $20 million was paid with a combination of cash and contingent consideration. Further, Versar has put in place a new banking relationship with Bank of America to support both the acquisition and ongoing working capital needs.

JCSS, which will now be known as Versar Security Systems, is headquartered in Gaithersburg, Maryland, generated approximately $34 million in trailing twelve month revenues from key long term customers such as the Federal Aviation Administration and the Federal Emergency Management Agency. The acquisition also brings a significantly funded backlog and is expected to be accretive immediately.

Tony Otten, CEO of Versar, said, “JCSS is an exciting and important acquisition for us as it expands our service offerings to include higher margin classified construction, enabling us to generate more work with existing clients and positioning us to more productively compete for new opportunities. A key element of our growth strategy is our focus on adding complementary capabilities to our already robust portfolio of service offerings with the goal of strengthening our visibility in the marketplace and increasing our ability to provide a broad range of customized solutions in virtually any location or environment.”

VERSAR, INC., headquartered in Springfield, Virginia, is a publicly-traded global project management company providing sustainable value oriented solutions to government and commercial clients in the construction management, environmental services, munitions response, and professional services market areas.

VERSAR operates the following websites: www.versar.com and www.versarpps.com.

This news release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 26, 2015, as updated from time to time in the Company’s periodic filings. The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.

Contact:	David Gray	John Nesbett or Jennifer Belodeau
	Director of Financial Reporting	Institutional Marketing Services (IMS)

For more information, please contact Investor Relations at:
6850 Versar Center	Springfield, VA 22151	703.642.6888	www.versar.com

Versar, Inc.	(203) 972-9200
(703) 642-6888	jnesbett@institutionalms.com
dgray@versar.com

For more information, please contact Investor Relations at:
6850 Versar Center	Springfield, VA 22151	703.642.6706	Fax: 703.642.6825	www.versar.com